Exhibit 10.5

EXECUTION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 16, 2018 (the “Effective Date”), is by and among CYTODYN INC., a Delaware corporation (“HoldCo”), CYTODYN OPERATIONS INC., a Delaware corporation and wholly owned subsidiary of HoldCo (“OpCo” and together with HoldCo, the “Company”), and Richard G. Pestell (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is the founder and majority owner of ProstaGene, LLC, a Delaware limited liability company (“ProstaGene”), with approximately a 77.2% ownership interest, and also owns certain intellectual property interests that he has previously licensed to ProstaGene;

WHEREAS, the Company, certain of its predecessors and affiliates, ProstaGene and the Executive have negotiated and entered into a Transaction Agreement, dated August 27, 2018 (the “ProstaGene Purchase Agreement”), to effect a holding company reorganization and the purchase and sale of intellectual property and other assets of ProstaGene (including certain intellectual property interests licensed by the Executive to ProstaGene) for the aggregate stock consideration specified therein (the “ProstaGene Acquisition”);

WHEREAS, in connection with the ProstaGene Acquisition, the Company has appointed the Executive to the Board of Directors of the Company (the “Board”); and

WHEREAS, in connection with the ProstaGene Acquisition, the Company desires to employ the Executive as its Chief Medical Officer, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

EMPLOYMENT; TERM OF AGREEMENT

Section 1.1    Employment and Acceptance. During the Term (as defined in Section 1.2), the Company shall employ the Executive, and the Executive shall accept such employment and serve the Company, in each case, subject to the terms and conditions of this Agreement.

Section 1.2    Term. The employment relationship hereunder shall be for a term of three (3) years (such default period of the employment relationship shall be referred to herein as the “Basic Term” and the period during which the Executive is employed by the Company shall be referred to herein as the “Term”) commencing on the Effective Date. This Agreement and the Basic Term shall be deemed to extend each day for an additional day automatically and without any action on behalf of either party hereto. In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay, after the Termination Date (as defined in Section 4.3(b)), Base Salary (as defined in Section 3.1(a)), Annual Bonus (as defined in Section 3.1(b)) and other unaccrued benefits shall terminate except as may be provided for in ARTICLE 4.

ARTICLE 2

TITLE; DUTIES AND OBLIGATIONS; LOCATION

Section 2.1    Title. The Company shall employ the Executive to serve in the capacity of Chief Medical Officer.

Section 2.2    Duties. Subject to the direction and authority of the Board of Directors of the Company (the “Board”), the Executive shall have direct responsibility for providing direction and leadership for the Company’s pipeline and development programs in oncology and immunology for PRO 140. The Executive will be actively engaged in assisting to define the overall business strategy and direction for the Company’s clinical development plans, including strategic development and implementation of clinical programs, collaboration with strategic partners and further exploration of new and existing patent protection for PRO 140 in oncology and immunology. The Executive will also have oversight responsibilities for the Company’s Scientific Advisory Board. The Executive shall report to, and be subject to the lawful direction of, the Board and the Chief Executive Officer of the Company (the “CEO”). The Executive agrees to perform to the best of his ability, experience, and talent those acts and duties, consistent with the position of Chief Medical Officer, as the CEO shall from time to time reasonably direct.

Section 2.3    Compliance with Policies, etc.

(a)    During the Term, the Executive shall be bound by, and comply fully with, all of the Company’s policies and procedures for officers, directors and/or employees in place from time to time, including, but not limited to, all terms and conditions set forth in the Company’s employee handbook, if any, compliance manual, codes of conduct and any other memoranda and communications applicable to the Executive pertaining to the policies, procedures, rules and regulations, as currently in effect and as may be amended from time to time. These policies and procedures include, among other things and without limitation, the Executive’s obligations to comply with the Company’s rules regarding confidential and proprietary information and trade secrets.

(b)    Notwithstanding the foregoing clause (a), with respect to the Executive’s activities that are subject to the Baruch S. Blumberg Institute’s Invention Policy (the “Blumberg Invention Policy”), the Blumberg Invention Policy shall govern over any conflicting policies and procedures of Company subject in each case to the Intellectual Property Agreement among ProstaGene, the Executive and Baruch S. Blumberg Institute (“Blumberg”) effective as of January 1, 2017.

(c)    Other than the Blumberg Invention Policy, the Executive has no agreement with, or duty to, any other employer, or any other person or entity with which he is engaged to provide any services, that would prohibit or conflict with his performance of his duties under this Agreement. In addition, Dr. Pestell has complied with all conflicts of interest or other reporting obligations to Blumberg, Xavier University, and any other employer or services recipient in disclosing this Agreement.

Section 2.4    Time Commitment. During the Term, the Executive shall use his best efforts to promote the interests of the Company (including its subsidiaries and other Affiliates (as defined below)) and shall devote his business time, ability and attention as reasonably necessary to perform his duties for the Company. The parties agree that the Executive may, without violation of this Agreement and his obligations to the Company, conduct the following activities (the “Permitted Activities”): (i) participate in charitable, civic or community affairs, (ii) manage the Executive’s passive personal investments and affairs, (iii) continue his academic research at or through Blumberg or any Affiliate thereof or another non-profit research or academic institution, (iv) maintain a clinical appointment at Xavier University or other medical center, (v) continue his consulting activities with the National Cancer Institute, medical schools, hospitals and medical systems on accreditation and related matters, (vi) continue his consulting with Invictus Biotechnology Pty Ltd. and (vii) continue serving as an expert witness in litigations; provided in any case that the majority of the Executive’s business time is directed at the performance of the Executive’s duties to the Company hereunder. If in the future any of the Permitted Activities individually or in the aggregate create a business or fiduciary conflict with the Company, the Executive and the Board will work in good faith to manage and resolve such conflict. The Executive has truthfully described the current scope of his Permitted Activities to representatives of the Company. As used in this Agreement, “Affiliate” of any individual or entity means any other individual or entity that directly or individual controls, is controlled by, or is under common control with, the individual or entity.

Section 2.5    Location. The Executive’s principal place of business for the performance of his duties under this Agreement shall be in Wynnewood, Pennsylvania. Notwithstanding, the foregoing, the Executive shall be required to travel as necessary to perform his duties hereunder.

ARTICLE 3

COMPENSATION AND BENEFITS; EXPENSES

Section 3.1    Compensation and Benefits. For all services rendered by the Executive in any capacity during the Term (including, without limitation, serving as an officer, director or member of any committee of the Company or any of its subsidiaries or other Affiliates), the Executive shall be compensated as follows (subject, in each case, to the provisions of ARTICLE 4 below):

(a)    Base Salary. During the Term, the Company shall pay the Executive a base salary (the “Base Salary”) at the annualized rate of $400,000, which shall be subject to customary withholdings and authorized deductions and be payable in equal installments in accordance with the Company’s customary payroll practices in place from time to time. The Executive’s Base Salary shall be subject to periodic adjustments as the Board and/or the Compensation Committee of the Board (the “Compensation Committee”) shall in its/their discretion deem appropriate. As used in this Agreement, the term “Base Salary” shall refer to Base Salary as may be adjusted from time to time.

(b)    Annual Bonus. For each fiscal year ending during the Term (beginning with the fiscal year ending May 31, 2019), the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) with a target amount equal to fifty percent (50%) of the Base Salary earned by the Executive for such fiscal year (the “Target Annual Bonus”). The actual amount of each Annual Bonus will be based upon the level of achievement of the Company’s corporate objectives and the Executive’s individual objectives, in each case, as established by the Board or the Compensation Committee (taking into account the input of the Executive with respect to the establishment of the Executive’s individual objectives) for the fiscal year with respect to which such Annual Bonus relates. The determination of the level of achievement of the corporate objectives and the Executive’s individual performance objectives for a year shall be made by the Board or the Compensation Committee, in its sole judgment and discretion. Each Annual Bonus for a fiscal year, to the extent earned, will be paid in a lump sum no later than March 15 of the calendar year immediately following the year in which such Annual Bonus was earned. Each Annual Bonus shall be payable in cash or, in the discretion of the Board and/or the the Compensation Committee, fifty percent (50%) in cash and (50%) in unrestricted Shares under (and as defined in) the Company’s 2012 Equity Incentive Plan (the “2012 Plan”), or any successor equity compensation plan as may be in place from time to time (collectively with the 2012 Plan, the “Plan”), subject to the availability of shares under the Plan; provided that the Executive may elect to receive in such unrestricted Shares any portion of an Annual Bonus that would otherwise be payable in cash. The Annual Bonus shall not be deemed earned until the date that it is paid. Accordingly, in order for the Executive to earn and receive an Annual Bonus, the Executive must be actively employed in good standing by the Company at the time of such payment except as set forth in Section 4.1(c).

(c)    Supplemental Bonus. For each fiscal year ending during the Term (beginning with the fiscal year ending May 31, 2019), the Executive may be eligible to receive a supplemental bonus (the “Supplemental Bonus”). Whether the Executive shall be paid a Supplemental Bonus for a fiscal year, and the amount of such Supplemental Bonus, shall be determined by the Board in its sole discretion. When determining whether a Supplemental Bonus shall be payable for a fiscal year, the Board may, but shall not be required to, consider any unanticipated achievement of corporate objectives for such fiscal year. Each Supplemental Bonus for a fiscal year, to the extent earned, will be paid in a lump sum no later than March 15 of the calendar year immediately following the year in which such Supplemental Bonus was earned. The Board shall determine whether each Supplemental Bonus shall be payable in cash and/or in unrestricted Shares under (and as defined in) the Plan. The Supplemental Bonus shall not be deemed earned until the date that it is paid. Accordingly, in order for the Executive to receive a Supplemental Bonus, the Executive must be actively employed by the Company at the time of such payment except as set forth in Section 4.1(c).

(d)    Equity Compensation. During the Term, subject to the terms and conditions established within the Plan and separate Award Agreements (as defined in the Plan), the Executive shall be eligible to receive from time to time additional Options, Stock Appreciation Rights, Restricted Awards or Other Stock-Based Awards (as such capitalized terms are defined in the Plan), in amounts, if any, to be approved by the Board or the Compensation Committee in its discretion.

(e)    Benefit Plans. The Executive shall be entitled to participate in all employee benefit plans and programs (excluding severance plans, if any) generally made available by the Company to senior executives of the Company, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. The Company may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice in its discretion.

(f)    Paid Vacation. The Executive shall be permitted to take twenty (20) paid vacation days in accordance with the Company’s vacation policies in effect from time to time for its executive team.

Section 3.2    Expense Reimbursement. The Company shall reimburse the Executive during the Term, in accordance with the Company’s expense reimbursement policies in place from time, for all reasonable out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder. In order to receive such reimbursement, the Executive shall furnish to the Company documentary evidence of each such expense in the form required to comply with the Company’s policies in place from time to time.

ARTICLE 4

TERMINATION OF EMPLOYMENT

Section 4.1    Termination Without Cause; Resignation for Good Reason.

(a)    The Company may terminate the Executive’s employment hereunder at any time without Cause (other than by reason of death or Disability) upon written notice to the Executive. The Executive may resign for Good Reason provided he notifies the Company within ninety (90) days of the occurrence of any of the conditions that he reasonable considers to be a “Good Reason” condition and provides the Company with at least thirty (30) days in which to cure the condition; provided that if the Executive fails to provide this notice and cure period prior to his resignation, or resigns more than six (6) months after the initial existence of the condition, his resignation will not be deemed to be for “Good Reason”.

(b)    As used in this Agreement, “Cause” means: (i) a material act, or act of fraud, committed by the Executive that is intended to result in the Executive’s personal enrichment to the detriment or at the expense of the Company or any of its Affiliates; (ii) the Executive is convicted of a felony; (iii) willful and continued failure by the Executive to perform the duties or obligations reasonably assigned to the Executive by the Board from time to time, which failure is not cured upon ten (10) days prior written notice (unless such failure is not susceptible to cure, as determined in the sole judgment and discretion of the Board); or (iv) the Executive materially violates the Covenants Agreement (as defined in Section 5.1 below). As used in this Agreement, “Good Reason” means the occurrence of any of the following without the Executive’s consent: (1) a material breach by the Company of the terms of this Agreement; (2) a reduction in the Executive’s Base Salary; (3) a material diminution in the Executive’s authority, duties or responsibilities; or (4) a relocation by the Company of the Executive’s principal place of business for the performance of his duties under this Agreement to a location that is anywhere outside of a 30 mile radius of Wynnewood, Pennsylvania.

(c)    If the Executive’s employment is terminated pursuant to Section 4.1(a), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

(i)    the Accrued Obligations (as defined in Section 4.2(b)); and

(ii)    subject to Section 4.4 and Section 4.5:

(A)    continued payment of the Executive’s then-current Base Salary for the longer of (x) the remainder of the Basic Term and (y) twelve (12) months), in each case paid on the Company’s regular payroll schedule (the “Severance Payments”);

(B)    waiver of the applicable premium otherwise payable for COBRA continuation coverage for the Executive (and, to the extent covered immediately prior to the date of such cessation, his eligible dependents) and if COBRA is not available, monthly reimbursement for an equivalent health insurance policy for the Executive (and, to the extent covered immediately prior to the date of such cessation, his eligible dependents), in each case for a period equal to twelve (12) months;

(C)     payment of (1) any Annual Bonus and Supplemental Bonus otherwise payable (but for the cessation of the Executive’s employment) with respect to a year ended prior to the cessation of Executive’s employment, to the extent not yet paid, and (2) a pro-rata bonus for the fiscal year in which the termination of employment occurs, calculated by multiplying the Annual Bonus that would otherwise have been absent termination (i.e. payable to the extent that the Board determines that the applicable performance conditions applicable to such annual bonus are attained) by a fraction, the numerator of which is equal to the number of days in the fiscal year during which the Executive was employed and the denominator of which equals 365, with such amount paid not later than March 15th following the last day of such fiscal year; and

(D)    all stock options and other awards that the Executive may have under the Plan shall vest and, in the case of stock options or like awards, become exercisable, to the extent not already vested and (if applicable) exercisable, on the Termination Date and the exercise period for all such stock options shall be extended until the date that is one (1) year after the effective date of termination of employment.

Section 4.2    Termination for Cause; Voluntary Termination.

(a)    The Company may terminate the Executive’s employment hereunder at any time for Cause upon written notice to the Executive. The Executive may voluntarily terminate his employment hereunder at any time for any reason or no reason upon ninety (90) days prior written notice to the Company; provided, however, the Company reserves the right, upon written notice to the Executive, to accept the Executive’s notice of resignation and to accelerate such notice and make the Executive’s resignation effective immediately, or on such other date prior to Executive’s intended last day of work as the Company deems appropriate. It is understood and agreed that the Company’s election to accelerate Executive’s notice of resignation shall not be deemed a termination by the Company without Cause for purposes of Section 4.1 of this Agreement or otherwise or constitute Good Reason for purposes of Section 4.1 of this Agreement or otherwise.

(b)    If the Executive’s employment is terminated pursuant to Section 4.2(a), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Executive, the following (collectively, the “Accrued Obligations”):

(i)    the Executive’s accrued but unpaid Base Salary through the final date of the Executive’s employment by the Company (the “Termination Date”), payable in accordance with the Company’s standard payroll practices;

(ii)    the Executive’s accrued, but unused, vacation (in accordance with the Company’s policies);

(iii)    expenses reimbursable under Section 3.2 above incurred on or prior to the Termination Date but not yet reimbursed; and

(iv)    any amounts or benefits that are vested amounts or vested benefits or that the Executive is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the Termination Date, in accordance with such plan, program, policy, or practice.

Section 4.3    Termination Resulting from Death or Disability.

(a)    As the result of any Disability suffered by the Executive, the Company may, upon five (5) days prior notice to the Executive, terminate the Executive’s employment under this Agreement. The Executive’s employment shall automatically terminate upon his death.

(b)    “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive has been unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) one hundred eighty (180) consecutive days; or (ii) two hundred seventy (270) days during any twelve (12) month period.

(c)    If the Executive’s employment is terminated pursuant to Section 4.3(a), the Executive or the Executive’s estate, as the case may be, shall be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Executive or the Executive’s estate, as the case may be, the Accrued Obligations.

Section 4.4    Release Agreement. In order to receive the Severance Payments set forth in Section 4.1, the Executive must timely execute (and not revoke) a separation agreement and general release (the “Release Agreement”) in a customary form as is determined to be reasonably necessary by the Company in its discretion; provided, that the Company provides the Executive with the form of Release Agreement within seven (7) days following the Termination Date. The Severance Payments are subject to the Executive’s execution of such Release Agreement within twenty-one (21) days (or forty-five (45) days, in the case of a group layoff) of the Executive’s receipt of the Release Agreement and the Executive’s non-revocation of such Release Agreement.

Section 4.5    Post-Termination Breach. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligations to provide the Severance Payments will immediately cease if the Executive breaches any of the provisions of the Covenants Agreement or the Release Agreement or any other agreement the Executive has with the Company, or if any provision of those agreements is determined to be unenforceable, to any extent, by a court or arbitration panel, whether by preliminary or final adjudication.

Section 4.6    Removal from any Boards and Position. If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed (without further action, deed or notice) to resign (i) if a member, from the Board or board of directors (or similar governing body) of any Affiliate of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from all other positions with the Company or any subsidiary or other Affiliate of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries or other Affiliates.

ARTICLE 5

GENERAL PROVISIONS

Section 5.1    Covenants Agreement. The Executive agrees to execute and be bound by the Confidential Information, Inventions and Noncompetition Agreement in the form attached hereto as Schedule A (the “Covenants Agreement”), the terms of which are incorporated herein by reference. The Covenants Agreement shall survive the termination of this Agreement and the Executive’s employment by the Company for the applicable period(s) set forth therein.

Section 5.2    Expenses. Other than any costs, fees and expenses payable pursuant to the ProstaGene Purchase Agreement, each of the Company and the Executive shall bear its/his own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement.

Section 5.3    Entire Agreement. This Agreement, the Indemnification Agreement in the form attached hereto as Schedule B (the “Indemnification Agreement”) and the Covenants Agreement contain the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment during the Term and activities following termination of this Agreement and the Executive’s employment with the Company and supersede any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter of this Agreement, the Indemnification Agreement and the Covenants Agreement. Each party hereto acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein, in the Indemnification Agreements or in the Covenants Agreement. The Executive acknowledges and agrees that the Company has fully satisfied, and has no further, obligations to the Executive arising under, or relating to, any prior employment or consulting arrangement or understanding (including, without limitation, any claims for compensation or benefits of any kind) or otherwise. No agreement, promise or statement not contained in this Agreement, the Indemnification Agreement or the Covenants Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

Section 5.4    No Other Contracts. The Executive represents and warrants to the Company that neither the execution and delivery of this Agreement by the Executive nor the performance by the Executive of the Executive’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound, nor shall the execution and delivery of this Agreement by the Executive nor the performance by the Executive of his duties and obligations hereunder give rise to any claim or charge against either the Executive, the Company or any Affiliate, based upon any other contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound. The Executive further represents and warrants to the Company that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreement, contract or arrangement, whether written or oral, in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Executive shall defend, indemnify and hold the Company harmless from and against all claims, actions, losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and amounts paid in settlement in good faith) arising from or relating to any breach of the representations and warranties made by the Executive in this Section 5.4.

Section 5.5    Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by nationally recognized overnight courier service (with next business day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, and in the case of a courier service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

If to the Company, to:
CytoDyn Inc. 1111 Main Street, Suite 660
Vancouver, WA 98660
Attn: CEO

With a copy, which itself shall not constitute notice, to Michael J. Lerner, Esq., Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020.

If to the Executive, to:
Richard G. Pestell 901 North Penn Street, Apt. R1902
Philadelphia, PA 19123

With a copy, which itself shall not constitute notice, to Timothy C. Atkins, Pepper Hamilton LLP, 400 Berwyn Park 899 Cassatt Road, Berwyn, Pennsylvania 19312.

Any person named above may designate another address by giving notice in accordance with this Section to the other persons named above.

Section 5.6    Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of law. Any and all actions arising out of this Agreement or Executive’s employment by Company or termination therefrom shall be brought and heard in the state and federal courts of the State of Delaware and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts. THE COMPANY AND THE EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

Section 5.7    Waiver. Either party hereto may waive compliance by the other party with any provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

Section 5.8    Severability. If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

Section 5.9    Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto. Signatures delivered by facsimile (including without limitation by “pdf”) shall be deemed effective for all purposes.

Section 5.10    Advice of Counsel. Both parties hereto acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired, and have fully read the Agreement and understand the meaning and import of all the terms hereof.

Section 5.11    Assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns (including, without limitation, the purchaser of all or substantially all of its assets) and shall be binding upon the Company and its successors and assigns. This Agreement is personal to the Executive, and the Executive shall not assign or delegate his rights or duties under this Agreement, and any such assignment or delegation shall be null and void.

Section 5.12    Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement.

Section 5.13    No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 5.13 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 5.14    Source of Payment. Except as otherwise provided under the terms of any applicable employee benefit plan, all payments provided for under this Agreement shall be paid in cash from the general funds of Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of Company. The Executive shall not look to the owners of the Company for the satisfaction of any obligations of the Company under this Agreement.

Section 5.15    Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes. The Executive will be solely responsible for all taxes assessed against him with respect to the compensation and benefits described in this Agreement, other than typical employer-paid taxes such as FICA, and the Company makes no representations as to the tax treatment of such compensation and benefits.

Section 5.16    409A Compliance. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Company reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of Section 4.1 unless the Executive would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A in connection with any termination of employment. Notwithstanding anything in this Agreement to the contrary, in the event any period to execute the Release Agreement spans two calendar years, then to the extent necessary to avoid adverse consequences under Section 409A, any payments payable or to be provided hereunder in connection with any termination of employment will be paid or provided on the first business day of the second calendar year if such date is later than the date on which payment would otherwise have been made absent this sentence.

Section 5.17    280G Modified Cutback.

(a)    If any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the present-value after-tax economic value of amounts received by the Executive after application of the above reduction would exceed the present-value after-tax economic value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required, which notice shall be consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, then the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating accelerated vesting of full-value performance-vesting equity or similar awards, then by reducing or eliminating accelerated vesting of full-value time-vesting equity or similar awards, then by reducing or eliminating accelerated vesting of other stock options or similar awards, and then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A.

(b)    An initial determination as to whether (x) any of the Parachute Payments received by the Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (y) the amount of any reduction, if any, that may be required pursuant to the previous paragraph, shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. The Executive shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to the Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

(c)    For purposes of this Section 5.18, (i) no portion of the Parachute Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account; (ii) no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (iii) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors based on Sections 280G and 4999 of the Code and the regulations for applying those sections of the Code, or on substantial authority within the meaning of Section 6662 of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

CYTODYN OPERATIONS INC.

By:	/s/ Michael D. Mulholland
Name:	Michael D. Mulholland
Title:	Chief Financial Officer

EXECUTIVE

/s/ Richard G. Pestell
Richard G. Pestell

[Employment Agreement]

SCHEDULE A

CONFIDENTIAL INFORMATION, INVENTIONS

AND NONCOMPETITION AGREEMENT

SCHEDULE B

INDEMNIFICATION AGREEMENT